Exhibit 10.8

AEROVATE. INC.

c/o RA Capital Management

200 Berkeley Street, Boston, MA 02116

April 27 , 2020

BY EMAIL

Hunter Gillies

Dear Hunter:

We are pleased to extend you this offer of employment to serve as the Chief Medical Officer of Aerovate, Inc. (the “Company”) on the terms set forth herein. This offer may be accepted by countersigning where indicated at the end of this letter agreement. For purposes of this letter agreement, we have agreed that your start date is May 1, 2020 (the “Start Date”).

Duties and Extent of Service

As the Company’s Chief Medical Officer, you will report to me and will have responsibility for performing those duties as are customary for, and are consistent with, your position with the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company. Except for vacations and absences due to temporary illness, you will devote your full-time business efforts to the business and affairs of the Company. Notwithstanding the foregoing, you have informed the Company that you currently work part-time for other entities, and you hereby commit to terminate any and all such outside employment within the first three months of your employment by the Company.

Employment at Will

You and the Company understand and agree that you are an employee at-will, and that you may resign, or the Company may terminate your employment, at any time and for any or for no reason in accordance with the termination provisions set forth further below in this letter agreement. Nothing in this letter agreement shall be construed to alter the at-will nature of your employment, nor shall anything in this letter agreement be construed as providing you with a definite term of employment.

Compensation

Until the termination of your employment hereunder, in consideration for your services hereunder, we will compensate you as follows:

●                    Base Salary. We will pay you, in accordance with the Company's then current payroll practices, a base salary (the “Base Salary”) at an annual rate of $360,000.

●                    Annual Bonus. You will be eligible to receive an annual discretionary bonus in an amount up to 20% of your Base Salary for the relevant year, pro-rated for any partial years. The determination of whether you will receive a discretionary bonus with respect to any given fiscal year of the Company, and the amount of any such discretionary bonus, shall be determined by the Board, in its discretion, after considering your performance and the Company’s performance for such fiscal year. If you are awarded a discretionary bonus with respect to a given fiscal year of the Company, the Company will make payment of such discretionary bonus no later than March 31 of the next fiscal year of the Company. If you cease being an employee of the Company for any reason prior to the last day of a fiscal year of the Company, you shall forfeit your right to receive a discretionary bonus for such fiscal year.

●                    Equity Incentives. Subject to the approval of the Company’s Board of Directors, the Company will grant you either a restricted stock or an option award (as you prefer) of shares of the Company’s common stock representing 1% of the Company’s current fully-diluted capitalization (the “Granted Shares”) at the then-current fair market value. You will own 10% of the Granted Shares upon confirmation of termination of all other outside employment; the remaining 90% shall be subject to standard vesting terms (25% cliff at first anniversary of your Start Date and the balance monthly thereafter over the following thirty-six months, with double-trigger acceleration). This equity grant will be the subject of further agreements between you and the Company delineating in detail the applicable restrictions.

●                    Vacation. You will be entitled to vacation in accordance with the Company’s vacation policy in effect from time to time. Any vacation shall be taken at the reasonable and mutual convenience of the Company and you.

●                    Benefits. You will also be entitled to participate in such benefits (including group medical insurance), if any, as the Company shall make generally available from time to time to executive-level employees and in such employee benefit plans and fringe benefits as may be offered or made available by the Company from time to time to its employees. The Board reserves the right from time to time to change or terminate the Company’s employee benefit plans and fringe benefits. Your participation in such employee benefit plans and fringe benefits, and the amount and nature of the benefits to which you shall be entitled thereunder or in connection therewith, shall be subject to the terms and conditions of such employee benefit plans and fringe benefits.

●                    Expenses. Upon delivery of reasonable documentation, you will be entitled to reimbursement by the Company during the term of your employment for reasonable travel, entertainment and other business expenses incurred by you in the performance of your duties hereunder in accordance with the policies and practices as the Company may from time to time have in effect.

Withholding Taxes

All payments and benefits described in this letter agreement or that you may otherwise be entitled or eligible to receive as a result of your employment with the Company will be subject to applicable federal, state and local tax withholdings.

Nondisclosure, Developments, Non-Compete and Non-Solicitation

Prior to commencing your employment with the Company, you agree to sign a copy of the Company’s standard Employee Confidential Information, Invention Assignment, Non-Compete and Non- Solicitation Agreement, attached as Exhibit A hereto (the “Proprietary Rights Agreement”).

No Conflicting Obligation

You hereby represent and warrant that the execution and delivery of this letter agreement, the performance by you of any or all of the terms of this letter agreement and the performance by you of your duties as an employee of the Company do not and will not breach or contravene (i) any agreement or contract (including, without limitation, any employment or consulting agreement, any agreement not to compete or any confidentiality or nondisclosure agreement) to which you are or may become a party on or at any time after the Start Date or (ii) any obligation you may otherwise have under applicable law to any former employer or to any person to whom you have provided, provide or will provide consulting services. You hereby further represent and warrant to the Company that, prior to the date of this letter agreement, you have provided to the Company a copy of any and all potentially conflicting agreements for the Company’s review.

Termination

You acknowledge that the employment relationship between the Company and you is at-will, meaning that the employment relationship may be terminated by the Company or you for any reason or for no reason. Either party may terminate your employment with the Company at any time and for any or no reason upon thirty (30) days prior written notice; provided that the Company may terminate you for Cause at any time upon written notice. Regardless of the reason your employment with the Company terminates, you will continue to comply with the Proprietary Rights Agreement contemplated hereby.

Work Eligibility

You have provided to the Company sufficient documentation to demonstrate your eligibility to work in the United States and, at the request of the Company, shall provide any additional documentation requested by the Company to demonstrate your eligibility to work in the United States.

Governing Law

This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the Commonwealth of Massachusetts.

Dispute Resolution

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Boston, Massachusetts by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to you on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. You and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fee. Nothing in this letter agreement is intended to prevent either the Company or you from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

Entire Agreement; Amendment

This letter agreement (together with the Proprietary Rights Agreement contemplated hereby) sets forth the sole and entire agreement and understanding between the Company and you with respect to the specific matters contemplated and addressed hereby and thereby. No prior agreement, whether written or oral, shall be construed to change or affect the operation of this letter agreement in accordance with its terms, and any provision of any such prior agreement, which conflicts with or contradicts any provision of this letter agreement, is hereby revoked and superseded. Any prior agreement, if any, you may have with the Company regarding your employment, whether written or oral, is hereby, and without any further action on your part or the Company’s, terminated, revoked and superseded by this letter agreement. This letter agreement may be amended or terminated only by a written instrument executed both by you and the Company.

We are excited to have you on board as the Company’s Chief Medical Officer. Please acknowledge your acceptance of this offer and the terms of this letter agreement by signing below and returning a copy to me.

Sincerely,

AEROVATE, INC.

By:	/s/ Ben Dake
Name: Ben Dake
Title:President

Accepted and Agreed:

I hereby acknowledge that I have had a full and adequate opportunity to read, understand and discuss the terms and conditions contained in this letter agreement prior to signing hereunder.

/s/ Hunter Gillies

Hunter Gillies

Date: April 27 , 2020